                             STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT, dated as of July 12, 1999 (the "Agreement"), between Trion, Inc., a Pennsylvania corporation ("Issuer"), and Fedders Corporation, a Delaware corporation ("Grantee").

         WHEREAS, Issuer and Grantee have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, upon the terms and subject to the conditions thereof, the merger of TI Acquisition Corp., an indirect wholly owned subsidiary of the Grantee, with and into Issuer (the "Merger"); and

         WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

         Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

         1. Grant of Option. (a) Upon the terms and subject to the conditions set forth herein, Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase up to 1,425,088 shares (the "Option Shares") of Issuer's common stock, par value $0.50 per share ("Issuer Common Stock"), at a price of $5.50 per share (the "Purchase Price"), subject to adjustment as set forth herein.

               (b) In the event that any additional shares of Issuer Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of Option Shares shall be increased or deceased, as appropriate, so that, after such events, the number of Option Shares equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

         2. Exercise of Option. (a) Grantee may exercise the Option, with respect to any or all of the Option Shares at any time and from time to time, subject to the provisions of Section 2(c), after the Merger Agreement becomes terminable under circumstances which entitle Grantee to receive the Termination Fee under Section 9.1 of the Merger Agreement (a "Triggering Event") except that
(i) subject to the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the purchase of shares of Issuer Common Stock pursuant to the Offer, (B) twelve months after the date on which a Triggering Event occurs and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Triggering Event, unless, in the case of clauses (B) and (C), the Grantee could be entitled to receive the Termination Fee following such time or termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) twelve months following the time such fees become payable and (y) the expiration of the period in which the Grantee has such right to receive the Termination Fee and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares illegal (the "Regulatory Approvals") and no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option.

         (b) In the event that Grantee wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect specifying (i) the number of Option Shares, if any, Grantee wishes to purchase pursuant to this
Section 2(b), (ii) the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to
Section 6(c), (iii) the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this
Section 2(b) and (iv) a date not earlier than three business days nor later than 60 business days from the Notice Date for the closing (an "Option Closing") of such purchase (an "Option Closing Date"). Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with clause (ii) of Section 2(a).


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
         (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use its reasonable best efforts to assist Grantee in seeking the Regulatory Approvals.

         In the event (i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right (as defined herein) pursuant to Section 6(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

         (d) If the aggregate amounts received by Grantee from (i) the Termination Fee and Expenses pursuant to Section 9.1 of the Merger Agreement,
(ii) amounts from the sale or other disposition of the Option Shares, and (iii) amounts paid pursuant to Section 6(c) hereof, exceeds the sum of (A) $2,000,000 plus (B) the aggregate amounts paid by Grantee to purchase any Option Shares (the sum of the amounts in Section 2(d)(A) and 2(d)(B) being hereinafter referred to as the "Maximum Profit"), then Grantee, at its sole election, shall either (1) reduce the number of Option Shares, (2) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee (valued, for the purposes of this Section 2(d) at the average closing sale price per share of Issuer Common Stock (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) as reported as reported on the Nasdaq National Market (or, if not listed on the Nasdaq National Market, as reported on any other national securities exchange or national securities quotation system on which the Issuer Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) for the twenty consecutive trading days preceding the day on which the amount received by Grantee pursuant to clauses
(d)(i), (ii) and (iii) above exceeds the Maximum Profit), (3) pay cash to the Issuer or (4) any combination thereof, so that the amount received by Grantee pursuant to clauses (d)(i), (ii) and (iii) above shall not exceed the Maximum Profit after


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
taking into account the foregoing actions. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive nor relieve Issuer's obligation to pay a fee pursuant to Section 9.1 of the Merger Agreement.

         3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Issuer in same day funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

         (b) At any Option Closing, simultaneously with the delivery of same day funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued any securities similar to rights under a shareholder rights plan, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any Issuer shareholder rights agreement or any similar agreement then in effect.

         (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

It is understood and agreed that the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been sold in compliance with the registration and prospectus delivery requirements of the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.



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
         4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

               (a) Corporate Authorization. Issuer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement and the transactions contemplated hereby. This
         Agreement has been duly and validly executed and delivered by Issuer, and assuming this Agreement constitutes a valid and binding agreement of Grantee, this Agreement constitutes a valid and binding agreement of Issuer, enforceable against Issuer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

               (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve (and shall at all times maintain, free from pre-emptive rights, sufficient authorized and reserved shares) for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to
         Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer.

         5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:



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
               (a) Corporate Authorization. Grantee has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grantee, and assuming this Agreement constitutes a valid and binding agreement of Issuer, this Agreement constitutes a valid and binding agreement of Grantee, enforceable against Grantee in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

               (b) Purchase Not For Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, and the Option is not being, acquired by Grantee with a view to the public distribution thereof. Neither the Option nor any of the Option Shares will be offered, sold, pledged or otherwise transferred except in compliance with, or pursuant to an exemption from, the registration requirements of the Securities Act.

         6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any changes in Issuer Common Stock by reason of a stock dividend, stock split, reverse stock split, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received with respect to Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

         (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other


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securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and condition set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

         (c) If, at any time during the period commencing on the occurrence of a Triggering Event and ending on the termination of the Option in accordance with
Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out-Right") pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash (the "Cash-Out Price") equal to the amount by which (A) the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the highest price per share of Issuer Common Stock to be paid by any third-party pursuant to an agreement with the Issuer, (iii) the highest closing price within the six month period immediately preceding the Notice Date per share of Issuer Common Stock as reported on the Nasdaq National Market (or, if not listed on the Nasdaq National Market, as reported on any other national securities exchange or national securities quotation system on which the Issuer Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) and (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Grantee, and reasonably acceptable to the Issuer, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale exceeds (B) the Purchase Price, multiplied by the number of shares for which this Option is then exercised. In determining the Cash-Out Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Grantee and reasonably acceptable to the Issuer. Grantee will cooperate with the valuation work


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
of any investment banking firm selected pursuant to this Section 6(c). Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

         7.    Registration Rights.

               (a) At any time and from time to time within three years of the date hereof, Grantee may by written notice (a "Registration Notice") to Issuer request Issuer to register under the Securities Act all or part of any Issuer Common Stock beneficially owned by Grantee (collectively, the "Registrable Securities") in order to permit the sale or other disposition of such securities pursuant to, at the option of Grantee, (i) a shelf registration or (ii) a bona fide, firm commitment underwritten public offering in which Grantee shall have the right, including with respect to any takedown off the shelf, to select the managing underwriter, which shall be reasonably acceptable to the Issuer, and shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 3% of the shares of Issuer Common Stock then outstanding on a fully-diluted basis.

               (b) Issuer shall use reasonable best efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities requested to be registered in the Registration Notice and to keep such registration statement current; provided, however, that (i) Grantee shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) Issuer will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) Issuer is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based upon the advice of outside securities counsel to Issuer, such information would have to be disclosed if a registration statement were filed at that time; (B) Issuer would be required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Issuer determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Issuer; provided that the filing of such registration statement may not be delayed more than an aggregate of 90 days after the Registration Notice. If the consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 90 days


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
after the filing with the SEC of the initial registration statement therefor, the provisions of this Section shall again be applicable to any proposed registration, it being understood that Grantee shall not be entitled to more than an aggregate of two effective registration statements hereunder. Issuer will use reasonable best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Issuer shall use reasonable best efforts to cause any Registrable Securities registered pursuant to this Section to be qualified for sale under the securities or blue sky laws of such jurisdictions as Grantee may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that Issuer shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction.

               (c) If Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 7, except that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer will include that portion of the shares requested to be included therein equal to the product obtained by multiplying (i) the number of shares which the underwriter has informed the Issuer can be included in the offering and (ii) the percentage obtained by dividing (x) the total number of shares of Issuer Common Stock held by Grantee and (y) the total number of shares of Issuer outstanding.

               (d) The registration rights set forth in this Section are subject to the condition that Grantee shall provide Issuer with such information with respect to Grantee Registrable Securities, the plan for distribution thereof, and such other information with respect to Grantee as, in the reasonable judgment of counsel for Issuer, is necessary to enable Issuer to include in a registration statement all material facts required to be disclosed with respect to a registration hereunder.

               (e) A registration effected under this Section shall be effected at Issuer's expense, except for underwriting discounts and commissions and the fees and expenses of Grantee's counsel, and Issuer shall provide to the underwriters such documentation


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
(including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, Grantee and Issuer agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type.

               (f) In connection with a registration effected under this Section 7, Issuer shall indemnify and hold harmless Grantee, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgement and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 7; provided, however, that Issuer shall not be liable in any such case to any such persons to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement contained in, or omission or alleged omission from, such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to Issuer specifically for use in the preparation thereof by Grantee.

               (g) In connection with a registration effected under this Section 7, Grantee shall indemnify and hold harmless Issuer, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgement and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 7 that arises out of or is based upon an untrue statement contained in, or omission or alleged omission from, such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to Issuer specifically for use in the preparation thereof by Grantee.

         8. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the Nasdaq (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq (and any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

         9. Miscellaneous. (a) Expenses. Except as otherwise provided in the Merger Agreement, each of the parties hereto will pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

         (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

         (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) are not intended to confer upon any person other than the parties any rights or remedies in respect of this Agreement.

         (e) Counterparts. This Agreement may be executed in two or more counter parts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

         (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts or choice of law thereof or of any other jurisdiction.

         (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt, and shall be given to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):



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
               If to Grantee, to:

                     Fedders Corporation
                     505 Martinsville Road
                     Liberty Corner, NJ  07938
                     Attention:  General Counsel
                     Telecopy:  (908) 604-8576
                     Telephone:  (908) 604-8686

                     with a copy to:

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     919 Third Avenue
                     New York, New York  10022
                     Attention: Mark C. Smith, Esq.
                     Telecopy: (212) 735-2000

               If to Issuer, to:

                     Trion, Inc.
                     101 McNeil Road
                     Sanford, NC  27331-0760
                     Attention:  President
                     Telecopy:  (919) 774-8536

                     with a copy to:

                     Smith Helms Mulliss & Moore, L.L.P.
                     201 North Tryon Street
                     Charlotte, North Carolina 28202
                     Attention:  John B. Yorke
                     Telecopy.:  (704) 334-8467
                     Telephone:  (704) 343-2000

         (h) Assignment. Except as set forth herein, neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned, transferred or delegated, in whole or in part, by operation of law or otherwise, by Issuer without the prior written consent of Grantee. Any assignment, transfer or delegation in violation of the preceding sentence will be void. Subject to the first and second


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
sentences of this Section 9(h), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal or state court sitting in the State of Delaware.

         IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.


                               TRION, INC.


                               By: /s/ Steven L. Schneider
                                   ---------------------------
                                    Name: Steven L. Schneider
                                    Title: President & Chief Executive Officer


                               FEDDERS CORPORATION


                               By: /s/ Robert L. Laurent, Jr.
                                   ---------------------------
                                    Name: Robert L. Laurent, Jr.
                                    Title: Executive Vice President